Exhibit 19.1
Hubbell Incorporated
Insider Trading Policy
Effective, 12/14/23
POLICY

Restricted Persons are prohibited from: (1) purchasing, selling or contracting to purchase or sell (a) Hubbell Securities while in possession of Material Non-Public Information about Hubbell or (b) securities of any company, including Restricted Companies, while in possession of Material Non-Public Information about that company; and (2) using or disclosing Material Non-Public Information about Hubbell or any company, including Restricted Companies.

All Transactions in Hubbell Securities by Restricted Persons (even during a Window Period) must be pre-cleared in accordance with the terms of this Policy. Restricted Persons may not engage in any Prohibited Trading Practices.

Violations of this Policy may result in civil and criminal penalties and/or independent disciplinary action taken by Hubbell including removal or dismissal for cause. Restricted Persons shall be responsible for compliance with this Policy by their immediate family and household. Prohibitions on insider trading and use or disclosure of Material Non-Public Information continue after termination of employment for so long as the Restricted Person is in possession of Material Non-Public Information.

SCOPE

This Policy applies to all Restricted Persons and all persons living in their households, corporations and other business entities controlled by a Restricted Person or trusts in which a Restricted Person acts as a trustee. It applies to Transactions of all dollar amounts no matter how small.

PURPOSE

The purpose of this Policy is to adopt preventative policies and procedures covering securities traded by Hubbell personnel. The Policy is intended to make Restricted Persons more fully aware of the prohibitions against improper use and disclosure of Material Non-Public Information, provide strict guidelines for those trading in Hubbell Securities, and ensure proper reporting of all Transactions in Hubbell Securities.

PROCEDURE

Restricted Persons must obtain pre-clearance for all Transactions in Hubbell Securities by completing a Pre-clearance Request Form and submitting it to secretary@hubbell.com for the Securities Compliance Team’s review. Pre-clearance for all Transactions in Hubbell Securities shall be made by a member of the Securities Compliance Team and generally may only occur during Window Periods.

Rule 10b5-1 Trading Plans

Trading plans pursuant to SEC Rule 10b5-1 are permitted for Restricted Persons under only extremely limited circumstances, and are not encouraged. Implementation of a 10b5-1 Plan requires prior written approval from the Senior Vice President, General Counsel and Secretary, which may be granted only if: (a) the plan meets the requirements of Rule 10b5-1, (b) the plan is adopted at a time when the

Restricted Person would otherwise have been able to trade under this Policy, (c) entry into the plan has received pre-clearance pursuant to this Policy, and (d) the plan and adoption of the plan meet such other criteria as may be specified by the Senior Vice President, General Counsel and Secretary.

ADMINISTRATION

Roles and Responsibilities. A member of the Securities Compliance Team shall be responsible for pre-clearing all Transactions in Hubbell Securities and may consider, among others, any of the following factors in granting pre- clearance: whether the Restricted Person is in possession of Material Non-Public Information, the status of the Window Period currently in effect, if the transaction could be a liability under short-swing rules of the Securities Exchange Act of 1934, if sufficient advance notice has been given to allow preparation and review of a Form 4, if the transaction complies with Rule 144, if the transaction would have other adverse impacts on trading or publicity, or if the transaction complies with other applicable requirements. For gifts of Hubbell Securities to charitable, educational, or religious institutions or other tax-exempt organizations, the Securities Compliance Team may also consider whether the charitable recipient is affiliated with the donor and if there are covenants not to dispose of the gifted securities until the next Window Period.
If pre-clearance is withheld, such determination may not be overruled by the requester or any member of management. In the event of a disagreement, the Securities Compliance Team shall report the proposed transaction to the Audit Committee of the Company’s Board of Directors for final resolution.
The Senior Vice President, General Counsel and Secretary shall have the primary responsibility for interpreting and enforcing all provisions of this Policy and for creating and maintaining a list of Restricted Persons subject to this Policy. The Senior Vice President, General Counsel and Secretary shall also advise Restricted Persons on the exact beginning and end dates of Window Periods during which they may transact. Window Periods may be shortened, modified, or eliminated by the Senior Vice President, General Counsel and Secretary, or in his/her absence, the Executive Vice President, Chief Financial Officer.

Monitoring, Evaluation and Review. The Securities Compliance Team shall annually review completed Directors and Officers Questionnaires to ensure compliance by Hubbell’s Directors and Section 16 officers, their family members, and their fiduciaries with this Policy.

Exceptions. Exceptions to this Policy shall be made at the discretion of the Senior Vice President, General Counsel and Secretary.

ACCOUNTING AND DISCLOSURE

Hubbell’s Legal Department shall be responsible for all applicable SEC disclosures for Restricted Persons engaging in any transactions in Hubbell Securities.

REPORTING
All communications with the Securities Compliance Team, including requests for pre-clearance, shall be in the form of email to secretary@hubbell.com or regular mail directed to Hubbell Incorporated, 40 Waterview Drive, Shelton CT 06484, Attn: Legal Department.

DEFINITIONS

Company or Hubbell shall mean Hubbell Incorporated, its subsidiaries and affiliates.

Hubbell Securities shall mean Hubbell common stock, futures, calls, options, puts, warrants, debt securities, and any other rights to acquire Hubbell common stock.

Material Non-Public Information shall mean information about a company that a reasonable investor would consider important or significant in a decision to buy, sell, or hold securities. Information is non-public if it has not been publicly disclosed via press release or filings with the SEC; a reasonable period of time must elapse after information is released to be considered public. Examples include, without limitation: proposed acquisitions, divestitures, mergers, earnings, revenues, financial information, credit history, liquidity or cash problems, pending products or technical developments, significant product delays, defects or recalls, changes in leadership, redemptions of debt or stock, stock buyback programs, increase or decline in business, new customers or changes in significant customer relationships, dividends or splits, curtailment of operations or facilities, change in independent registered public accounting firm, threatened or pending litigation, regulatory proceedings and government investigations.

Pre-Clearance Request Form shall mean that certain form (as made available to all Restricted Persons) that must be completed by Restricted Persons to obtain pre-clearance for all Transactions in Hubbell Securities.

Prohibited Trading Practices includes short sales of Hubbell Securities by selling securities not currently owned in anticipation of a fall in stock price; pledging Hubbell Securities as collateral for a loan; purchases of Hubbell securities on margin (e.g. borrowing from a brokerage firm, bank or other entity in order to purchase Hubbell Securities); stop loss or any other limit order placed with a broker to sell a security when it has reached a certain price, except per a qualified Rule 10b5-1 Plan; emergency Transactions (e.g. need to raise money for an emergency expenditure); buying or selling put or call options on Hubbell Securities, or entering into other derivative contracts; hedging or monetization transactions in Hubbell Securities (including prepaid variable forwards, equity swaps, collars and exchange funds); or tipping or disclosing to anyone, including family members, any Material Non-Public Information about Hubbell or any company, including a Restricted Company, including making buy, sell or hold recommendations to anyone while in possession of inside information.

Restricted Company (or Companies) shall mean all significant collaborators, customers, partners, suppliers, competitors and other companies about which Restricted Persons have learned Material Non-Public Information during the course of performing their duties for Hubbell.

Restricted Persons shall mean directors, officers, and certain designated employees of the Company who may have access to non-public information about Hubbell and its financial condition.

Securities Compliance Team is the body responsible for pre-clearing all Hubbell Securities transactions proposed by Restricted Persons. It is comprised of the Senior Vice President, General Counsel and Secretary and such officer’s designees within the Hubbell Legal Department.

SEC shall mean the U.S. Securities and Exchange Commission.

Transaction includes purchase, sale, contract to purchase, contract to sell, cash-for-stock transactions, conversions, exercise of stock options or stock appreciation rights (including exercises unaccompanied by a sale), and acquisitions, exercises of warrants or puts, calls, or other options related to a security, gifts of stock, entry into Rule 10b5-1 trading plans, and margin activities (i.e. borrowing against the value of one’s stock).

Window Period designated times during which Restricted Persons may be eligible to transact in Hubbell Securities pursuant to the terms of this Policy. There are four quarterly Window Periods which follow the publication of the Company's financial results. Each Window Period begins on the third business day after the date of public release of the Company's quarterly or annual financial results and terminates on the fifteenth day of the last month in each calendar quarter.